EXECUTION




                GE CAPITAL MORTGAGE SERVICES, INC.

            REMIC MULTI-CLASS PASS-THROUGH CERTIFICATES
                           SERIES 1997-8

                          TERMS AGREEMENT
                    (to Underwriting Agreement
                     dated September 19, 1997,
             between the Company and the Underwriter)


GE Capital Mortgage Services, Inc.               New York, New York
Three Executive Campus                           September 19, 1997
Cherry Hill, NJ 08002



           Greenwich Capital Markets, Inc. (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase the Classes of Series 1997-8 Certificates specified in Section 2(a) hereof (the "Offered Certificates"). This Terms Agreement supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 1997-8 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-3038). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

           Section 1. The Mortgage Pool: The Series 1997-8 Certificates shall evidence the entire beneficial ownership interest in a mortgage pool (the "Mortgage Pool") of conventional, fixed rate, fully amortizing one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of September 1, 1997 (the "Cut-off Date"):

           (a) Aggregate Principal Amount of the Mortgage Pool:
      $501,148,045 aggregate principal balance as of the Cut-off Date, subject to a permitted variance such that the aggregate original Certificate Principal Balance will be not less than $487,500,000 or greater than $512,500,000.

           (b) Original Terms to Maturity: The original term to maturity of substantially all of the Mortgage Loans included in the Mortgage Pool shall be between 20 and 30 years.



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           Section 2.  The Certificates:  The Offered Certificates
shall be issued as follows:

           (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a):
                                                    Class
                                                  Purchase
Class            Principal        Interest          Price
                  Balance           Rate         Percentage

Class A1       $18,563,000.00      7.250%          98.824219%
Class A2        13,339,000.00       7.250          98.824219
Class A3        29,292,000.00       6.750          98.824219
Class A4        13,131,000.00       6.750          98.824219
Class A5        18,652,000.00       6.750          98.824219
Class A6        21,902,000.00       7.250          98.824219
Class A7        99,594,000.00       7.250          98.824219
Class A8        55,000,000.00       7.250          98.824219
Class A9         4,251,000.00       7.250          98.824219
Class A10       11,731,000.00       7.250          98.824219
Class A11       21,579,000.00       7.250          98.824219
Class A12           (1)             7.250          98.824219
Class A13       29,722,000.00       7.250          98.824219
Class A14       28,039,777.00        (2)           98.824219
Class A15        6,768,223.00        (2)           98.824219
Class A16       77,822,900.00       7.250          98.824219
Class A17       30,000,000.00       7.125          98.824219
Class A18           (1)             0.065          98.824219
Class A19           (1)             0.060          98.824219
Class R                 50.00       7.250          98.824219
Class RL                50.00       7.250          98.824219
Class M          7,768,000.00       7.250          98.511719
Class B1         4,761,000.00       7.250          97.792919
Class B2         3,759,000.00       7.250          96.402319


      (1) The Class A12 Certificates shall be issued with an initial notional principal balance of $4,212,067.00 and each of the Class A18 and Class A19 Certificates shall be issued with an initial notional principal balance of $30,000,000.00.

      (2)  Interest will accrue on the Class A14 and Class A15
           Certificates at the respective rates described in the related Prospectus.

           (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

           Section 3.  Purchase Price:  The Purchase Price for
each Class of the Offered Certificates shall be the Class
Purchase Price Percentage therefor (as set forth in Section 2(a)


                               2


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above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the initial interest rate per annum from and including the Cut-off Date up to, but not including, September 26, 1997 (the "Closing Date").

           Section 4. Required Ratings: The Offered Certificates, other than the Class A12, Class A18, Class A19, Class M, Class B1 and Class B2 Certificates, shall have received Required Ratings of "AAA" from Fitch Investors Service, L.P. ("Fitch") and Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc. ("S&P"). The Class A12, Class A18 and Class A19 Certificates shall have received Required Ratings of at least "AAA" from Fitch and "AAAr" from S&P. The Class M, Class B1 and Class B2 Certificates shall have received Required Ratings of at least "AA," "A" and "BBB," respectively, from Fitch.

           Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

           Section 6. Reserve Fund: On the Closing Date, the
Underwriter shall deliver by wire transfer or by certified check to the Trustee an amount equal to $8,000.00 for deposit in the Reserve Fund (as such term is defined in the Prospectus
Supplement).

           Section 7. Rounding Account: On the Closing Date, the Underwriter shall deliver to the Trustee by wire transfer or by certified check an amount equal to $999.99 for deposit in the Rounding Account (as such term is defined in the Prospectus Supplement).



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           If the foregoing is in accordance with your
understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                        Very truly yours,

                               GREENWICH CAPITAL MARKETS, INC.



                               By:--------------------------------
                              Name:
                              Title:


The foregoing Agreement is hereby confirmed and accepted as of the date hereof.

GE CAPITAL MORTGAGE SERVICES, INC.



By:--------------------------------
   Name:
   Title:




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